Exhibit 10.1

SERVICE AGREEMENT BETWEEN

GNI LIMITED

AND

KAREL FREDERICK HARBOUR

1.	An Agreement made on 27th day of April, 1994.

BETWEEN GNI Limited whose registered office is at 25 Dowgate Hill, London EC4R 2GN (hereinafter called “GNI”); and

Karel Frederick Harbour of “Rostheme”, Florence Lane, Groombridge, Tunbridge Wells, Kent, TN3 9SH (hereinafter called “the Director”).

IT IS HEREBY AGREED:

1.1	That with effect from 27th April, 1994 (“the Commencement Date”), GNI shall employ the Director and the Director shall serve GNI upon and subject to the terms and conditions of this Agreement.

1.2	This Agreement shall commence on the Commencement Date and shall continue, (subject to earlier termination as hereinafter provided), unless or until terminated by either:

a)	GNI giving the Director not less than two years notice in writing; or

b)	The Director giving GNI not less than six months notice in writing.

1.3	This Agreement shall in any event terminate on the date on which the Director shall attain the normal retirement age for directors as defined in the rules of GNI’s pension scheme which currently is age 60.

1.4	The Director’s period of continuous employment commenced on 20th July, 1983.

2.	REMUNERATION

2.1	In consideration for performing his duties hereunder, the Director shall receive a fixed salary (which shall accrue from day to day) at the rate of £120,000 per annum (or any such higher rate as the Board of GNI may at its discretion from time to time determine) inclusive of any Director’s fee payable to him under the Articles of Association of GNI and any associated companies. This remuneration shall be payable by equal monthly instalments on the fifteenth day of every month (or the previous Friday where the fifteenth day falls on a Bank Holiday or weekend) as payment for the whole of that month in which the Director’s services were provided and pro rata for the first and last months of employment.

2.2	The fixed salary (referred to in clause 2.1) shall be reviewed by the Board of GNI not less frequently than once every year. Such fixed salary may be increased at the sole discretion of the Board of GNI but not reduced.

2.3	The Director, by way of further remuneration, is entitled to participate in a bonus scheme which shall be determined at the absolute discretion of the Board of GNI.

3.	PENSION

3.1	GNI shall, subject to Inland Revenue limits, contribute a sum equivalent to 30% of the Director’s fixed salary, as defined in clause 2.1 hereof, (or any higher rate as the Board of GNI at its discretion may from time to time determine) to the GNI Pension Scheme, or such other scheme as the Director shall from time to time nominate.

3.2	A contracting out certificate is not in force in respect of this employment.

4.	COMPANY CAR

4.1	GNI will provide the Director with a car deemed suitable for the performance of his duties hereunder to be selected by the Director with the prior approval of the Board of GNI.

4.2	GNI shall pay all reasonable expenses incurred in the day to day running and maintenance of the said motor car (including insurance, repairs, petrol required for business use).

4.3	The Director shall take all reasonable and proper care of the car and procure that the provisions and conditions of any policy of insurance relating thereto are observed and shall return the car and its keys to GNI’s registered office immediately upon the termination of his employment.

5.	EXPENSES

GNI shall pay or reimburse all reasonable expenses necessarily incurred by the Director in or about the performance of his duties hereunder (including entertainment and travelling). Such expenses must be supported by documentary evidence as GNI may require from time to time.

6.	MEDICAL INSURANCE

6.1	GNI will maintain a private medical insurance policy for the Director for the term of his employment hereunder in accordance with GNI’s Group Medical Insurance Scheme.

6.2	GNI will maintain medical insurance for the Director in respect of medical expenses which may be incurred by him whilst he is travelling outside the United Kingdom on GNI business.

6.3	The Director hereby agrees to undergo such medical examinations as GNI may reasonably require from time to time and GNI hereby agrees to pay any costs arising from such medical examinations.

7.	LIFE ASSURANCE

7.1	GNI will maintain a Life Assurance Policy for the Director for the term of his employment hereunder in accordance with GNI’s Group Life Assurance Scheme.

7.2	The policy will provide for a lump sum payment to be made in the event of the Director’s death in service, to the Director’s nominees.

8.	DUTIES OF THE DIRECTOR

8.1	During the continuance of his employment hereunder the Director shall, unless prevented from doing so by ill-health, devote his whole time and attention to the business of GNI and shall do all in his power to promote, develop and extend the business of GNI, its subsidiary and associated companies.

8.2	The Director shall not without the previous written consent of the Board of GNI:

a)	Engage in any other business;

b)	Be concerned or interested in any other business of a similar nature to, or competitive to that carried on by GNI or any of its subsidiary and associated companies provided always that nothing in this clause shall preclude the Director from holding or otherwise being interested in any shares or other securities of any company which are for the time being quoted on any recognised Stock Exchange, so long as the interest of the Director therein does not extend to more than 5% of the aggregate amount of such securities.

8.3	Subject to and in accordance with the provisions of this Agreement the Director shall, during his employment hereunder perform such duties and exercise such powers as the Board of GNI may from time to time assign to him in connection with the business of GNI or any of its subsidiary or associated companies, including as requested from time to time by the Board of GNI, serving on the board of any executive body of GNI or any committee thereof. The Director shall at all times in his capacity as a director of GNI remain subject to the Memorandum and Articles of Association of GNI.

8.4	During the continuance of his employment hereunder the Director shall at all times and in all respects conform and comply with GNI’s Compliance Manual and rules regarding personal account trading (from time to time amended) and any instructions, directions or regulations made by the Securities and Futures Authority or other Self Regulatory Organisation or Investment Exchange.

A copy of the Compliance Manual and rules can be obtained from GNl’s Compliance Officer.

9.	HOLIDAYS

The Director shall be entitled to twenty-five days holiday with pay in each calendar year to be taken at a time or times as agreed in advance with the Board of GNI. This entitlement is in addition to the usual public and Bank Holidays. In the calendar year in which employment commences or terminates, holiday shall accrue on a pro rata basis. Holiday entitlement may not be carried forward from one calendar year to the next. Payment in lieu will not be made for holiday entitlement which is not taken.

10.	ILLNESS

10.1	If at any time the Director shall be unable to perform his duties hereunder as a result of sickness or injury he shall continue to receive his fixed salary for the first six months of such incapacity. Any Statutory Sick Pay to which he may be entitled will be included in such payment.

10.2	Conditionally in all respects upon the insurers accepting the risk, GNI will provide the Director with permanent health insurance cover subject to the rules of the appropriate scheme. Subject to Clause 14.1 (a) of this Agreement, payment shall continue during such incapacity and until normal retirement age.

10.3	The Director is required to provide such medical evidence as the Board of GNI may require in respect of any period of incapacity.

10.4	If the incapacity shall be occasioned by actionable negligence of a third party in respect of which damages are, or may be recoverable, the Director shall immediately notify the Board of GNI of the facts and, if so required by the Board of GNI, refund to GNI any such damages or compensation relating to loss of earnings which are recovered, or as the Board of GNI may reasonably determine but not exceeding the aggregate remuneration paid to him by way of fixed salary in respect of the period of incapacity.

11.	PLACE OF WORK

The Director shall act subject to the provisions of this Agreement, exclusively for GNI and shall work principally from a London Base but may be required to work elsewhere in the United Kingdom or other countries as directed from time to time by the Board of GNI. The Board of GNI will endeavour to give due notice of at least six months of any requirement to change base location.

12.	INFORMATION AND CONFIDENTIALITY

12.1	The Director is aware that in the course of his employment hereunder he will have access to and be entrusted with information in respect of the business and financing of GNI and its dealings, transactions and affairs all of which information is or may be confidential.

12.2	The Director shall not (except in the proper course of his duties hereunder) either during or after the period of his employment hereunder, divulge to any person or otherwise make use of, and shall use his best endeavours to prevent the disclosure of any confidential information concerning the business or finances of GNI or any of its dealing transactions or affairs or any such confidential information concerning its subsidiary or associated companies or any other of its or their suppliers, agents, distributors or customers. This restriction shall cease to apply to information or knowledge which may come into the public domain otherwise than through unauthorised disclosure by the Director.

12.3	All notes and memoranda concerning the business of GNI, its subsidiary and associated companies or any other of its or their suppliers, agents, distributors or customers as shall be acquired or received, or made by the Director during the course of his employment hereunder shall be the property of GNI and shall be surrendered by the Director to someone duly authorised in that behalf by the Board of GNI at the termination of his employment or at the request of the Board of GNI at any time during the course of his employment.

12.4	The Director shall upon the request of any subsidiary or associated company of GNI enter into a separate agreement with such company in terms similar to those set out in this clause 12.

13.	NON-SOLICITATION

13.1	The Director hereby covenants with GNI that he will not, within a period of six months after ceasing to be employed hereunder, without the prior consent by the Board of GNI in writing, in connection with a carrying on of any business similar to the business of GNI on his own behalf or on behalf of any person, firm or company directly or indirectly:

a)	Seek to procure orders from or do business with any person, firm or company who has at any time during a period of one year immediately preceding the date of termination of employment of the Director, done business with GNI, its subsidiary or associated companies and with whom the Director, or any employee under his direct supervision, had dealings with in the course of his employment; or

b)	Offer employment to, or procure employment for any person who has at any time during a period of six months immediately preceding the date of termination of employment of the Director been employed by GNI, its subsidiary or associated companies in a capacity other than that of a junior administrator.

13.2	Clause 13.1 of this Agreement shall not prohibit the Director from the seeking or procuring of orders or the doing of business not relating to or similar to the business of GNI.

14.	TERMINATION

14.1	GNI may at any time by notice in writing to the Director terminate this Agreement:

a)	By not less than twelve months notice given at any time during which the Director is prevented from performing his duties hereunder because of incapacity and has been so incapacitated for a consecutive period of no less than twelve months.

b)	By summary notice if the Director shall become bankrupt or make a composition with his creditors generally.

c)	By summary notice if the Director is disqualified by law from holding the office of director or if an order is made against him under the Company Directors Disqualification Act 1986.

d)	By summary notice if the Director shall have committed any serious breach or have repeated or have continued (after warning) any material breach of his obligations hereunder or shall have been guilty of conduct tending to bring himself or GNI or its subsidiary or associated companies into disrepute.

e)	By summary notice if the Director is convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non custodial penalty is imposed).

14.2	The Director may at any time resign his employment by notice in writing to the Board of GNI giving not less than six months notice.

14.3	During any period of notice of termination (whether given by the Company or the Director) the Company shall be under no obligation to assign any duties to the Director or to provide any work for him and shall be entitled to exclude him from its premises, provided that this shall not affect the Director’s entitlement to receive his normal salary and other contractual benefits.

14.4	Upon the termination of this Agreement howsoever arising the Director shall at any time or from time to time thereafter at the request of the Board of GNI resign, without claim for compensation, from office as director of GNI and such offices held by him in its subsidiaries, or associated companies as may be so requested and in the event of his failure to do so forthwith the Board of GNI is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignation or resignations to GNI and to its subsidiary or associated companies of which the Director is at the material time a director or other officer.

14.5	Upon the termination of this Agreement howsoever arising the Director shall not, without the consent of the Board of GNI, at any time thereafter represent himself still to be connected with GNI or its subsidiary and associated companies.

14.6	The expiration or determination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof in accordance with their terms as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

15.	RECONSTRUCTION OR AMALGAMATION

If, before the expiration of this Agreement, the employment of the Director hereunder shall be terminated by reason of the liquidation of GNI for the purposes of reconstruction or amalgamation, and the Director is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation for a period not less than the unexpired term of this Agreement and on terms and conditions not less favourable than the terms of this Agreement then the Director shall have no claim against GNI in respect of the termination of his employment hereunder by reason of such liquidation.

16.	DISCIPLINARY AND GRIEVANCE PROCEDURES

16.1	There is no formal disciplinary procedure applicable to this employment. The Director shall be expected to exhibit a high standard of propriety in all his dealings with and in the name of GNI, its subsidiaries and associated companies.

16.2	There is no formal grievance procedure applicable so this employment.

16.3	Any matter of discipline or grievance will be dealt with by the Managing Director. The Director will have a right of appeal to the Board of GNI, whose decision shall be final.

17.	DEFINITIONS

In this Agreement unless the context otherwise requires the following expressions shall have the meanings following:

a)	“subsidiary” means a subsidiary (as defined by Section 736 of the Companies Act 1985) for the time being of GNI.

b)	“associated Company” means a subsidiary and any other company which is for the time being a holding company (as defined by Section 736 of the Companies Act 1985) of GNI or another subsidiary of any such holding company.

c)	“The Board of GNI” means the Board of Directors for the time being of GNI.

d)	“The business of GNI” means the earning of commission, interest and profits as brokers and dealers in the futures, options and foreign exchange markets, and the earning of fees, commission and interest from the management of money in futures funds.

18.	DIRECTORSHIPS

The following directorships of the Director are for the time being approved by the Board of GNI -

GNI Wallace Limited

GNI Inc.

GNI S. A.

19.	MISCELLANEOUS

19.1	This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements relating to the employment of the Director by GNI which shall be deemed to have been terminated by mutual consent.

19.2	The Director authorises GNI to deduct from any remuneration payable to the Director under this Agreement any sums due from him to GNI or any associated or subsidiary company.

19.3	This Agreement is governed by and shall be construed in accordance with the laws of England.

19.4	Clause headings are inserted for convenience only and shall not affect the construction of this Agreement.

IN WITNESS whereof this Agreement has been entered into as a Deed the day and year first above written.

SIGNED as a DEED by GNI LIMITED		)
acting by	(Director))
J. Woyda	(Director/Secretary	)

Director
[Illegible]

Director/Secretary
/s/ J. Woyda

SIGNED as a DEED by		)
in the presence of:-	[Illegible]	)